                   DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC
                               27777 FRANKLIN ROAD
                           SOUTHFIELD, MICHIGAN 48034


                                                              February 14, 2002


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         In accordance with the provisions of Rule 12h-3 adopted under the Securities Exchange Act of 1934, we enclose herewith for filing a Form 15 for DaimlerChrysler North America Services LLC, formerly known as Chrysler Financial Company L.L.C.


                                           Very truly yours,

                                           DaimlerChrysler North America
                                           Services LLC





                                            By: /s/Byron C. Babbish
                                                -----------------------
                                                Assistant Secretary







Enclosure

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number 333-92583-06
                                                             -------------------


                       DaimlerChrysler Auto Trust 2001-A
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            (Exact name of registrant as specified in its charter)

         1201 Market Street, Wilmington, Delaware 19801 (302) 428-3375
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           4.98% Asset Backed Notes, Class A-2
                           5.16% Asset Backed Notes, Class A-3
                           5.40% Asset Backed Notes, Class A-4
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           (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)       [X]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]



Approximate number of holders of record as of the certification or notice date:

                4.98% Asset Backed Notes, Class A-2: 17 Holders
                5.16% Asset Backed Notes, Class A-3: 29 Holders
                5.40% Asset Backed Notes, Class A-4: 49 Holders
--------------------------------------------------------------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 14, 2002                 By: /s/ B.C. Babbish
      ------------------------------        ------------------------------------
                                            B.C. Babbish, Assistant Secretary,
                                            ------------------------------------
                                            DaimlerChrysler Services
                                            ------------------------------------
                                            North America LLC, as Servicer
                                            ------------------------------------
                                            Name and Title


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.